Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 14, 2007, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Third Wave Technologies, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Third Wave Technologies, Inc. on Form S-3 (File No. 333-139964, effective January 12, 2007) and Forms S-8 (File Nos. 333-57664, effective March 27, 2001, 333-120169, effective November 2, 2004 and 333-134783, effective June 6, 2006).
GRANT THORNTON LLP
Madison, Wisconsin
March 14, 2007